Exhibit 10.77

STANDARD FORM MULTI-TENANT LEASE

1. Basic Provisions

1.1 Parties: This Lease, executed in duplicate at Cupertino, California, on July 7, 2005, by and between Mission West Properties, L.P. II, a Delaware limited partnership, and Occam Networks, Inc., a Delaware Corporation , hereinafter called respectively Lessor and Lessee, without regard to number or gender.

1.2 Letting: Lessor hereby leases to Lessee, and Lessee hires from Lessor, the Premises, for the term, at the rental and upon all the terms and conditions set forth herein.

1.3 Use: Lessee may use the Premises for the purpose of conducting therein office, research and development, light manufacturing, and warehouse activities, and any other legal activity.

1.4 Project: The real property with appurtenances as shown on Exhibit A (the “Project”) situated in the City of Milpitas, County of Santa Clara, State of California, and more particularly described as follows:

The Premises are a 8,343 square feet portion of a 33,826 square foot building (the “Building”), including all improvements thereto as shown on Exhibit A.1 and including the right to use up to 29 unreserved parking spaces and the Common Area. The address for the Premises is 1655 McCandless, Milpitas, California. Lessee’s pro-rata share of the Building is 24.7% (Square footage of Premises/Square footage of Building).

1.5 Term: The term shall be for Thirty-Six (36) months (the “Lease Term”), commencing on the Commencement Date as defined in Section 1.11 and ending Thirty-Six (36) months thereafter.

1.6 Rent: Rent shall be payable in monthly installments as follows:

	Base Rent		Estimated CAC**		Total Rent
July 15 thru July 31	$1,700.00		$583.00		$2.283.00
Months 1* through 12	$3,400.00	(5,000 sf)	$1,165.00	*	$4,565.00
Months 13 through 24	$4,550.00	(6,500 sf)	$1,515.00	**	$6,065.00
Months 25 through 36	$6,007.00	(8,343 sf)	$1,944.00	**	$7,951.00

*	For purposes of the foregoing, “Month 1” is the first full lease month after the Commencement Date. If the Commencement Date is not the first day of a month, then the first month shall be a partial month (prorated), and shall be added to the Lease Term. Total monthly Rent for the partial month shall be ($152.00) (first month/30 days) per day. Month 1 shall commence on the first day of the first full month of the Lease Term.

**	Estimated CAC charges to be adjusted in accordance with Section1, 8 and 12 below.

Base rent and Estimated CAC as scheduled above shall be payable in advance on or before the first day of each calendar month during the Lease Term. The term “Rent,” as used herein, shall be deemed to be and to mean the base monthly rent and all other sums required to be paid by Lessee pursuant to the terms of this Lease. Rent shall be paid in lawful money of the United States of America, without offset or deduction, and shall be paid to Lessor at such place or places as may be designated from time to time by Lessor. Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment. Upon execution of this Lease, Lessee shall deposit with Lessor the first month’s rent, including estimated CAC and Security Deposit.

1.7 Security Deposit: Lessee shall deposit with Lessor the sum Seven Thousand Nine Hundred and Fitty-One Dollars ($7,951.00) (the “Security Deposit”). The Security Deposit shall be held by Lessor as security for the faithful performance by Lessee of all of the terms, covenants, and conditions of this Lease applicable to Lessee. If Lessee commits a default as provided for herein, including but not limited to a default with respect to the provisions contained herein relating to the condition of the Premises, Lessor may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any amount which Lessor may spend by reason of default by Lessee. If any portion of the Security Deposit is so used or applied, Lessee shall, within ten days after written demand therefor, deposit cash with Lessor in an amount sufficient to restore the Security Deposit to its original amount. Lessee’s failure to do so shall be a default by Lessee. Any attempt by Lessee to transfer or encumber its interest in the Security Deposit shall be null and void. Upon completion of the lease term and Lessee’s vacation of the premises, Lessor shall, within fifteen (15) days, inspect the premises and provide Lessee with a written report of such inspection. Any of the Security Deposit not being required for cleaning or repairs that are required by Lease will be refunded to Lessee within such fifteen (15 day period).

1.8 Common Area Charges: Lessee shall pay to Lessor, as additional Rent, an amount equal to Lessee’s pro-rata share of the total common area charges of the Premises as defined below (the common area charges for the Premises is referred to herein as (“CAC”)). Lessee shall pay to Lessor as Rent, on or before the first day of each calendar month during the Lease Term, subject to adjustment and reconciliation as provided hereinbelow, the sum of One Thousand One Hundred and Sixty-Five Dollars ($1,165.00), said sum representing Lessee’s estimated monthly payment of Lessee’s percentage share of CAC and includes a fixed monthly sum of One Hundred and Fifty Dollars ($150.00) which represents the long term capital reserve for replacement of HVAC units, parking lot, roof and painting of building exterior (“Capital Reserves”). It is understood and agreed that Lessee’s obligation under this paragraph shall be prorated to reflect the Commencement Date and the end of the Lease Term and adjusted based on the square footage occupied.

Lessee’s estimated monthly payment of CAC payable by Lessee during the calendar year in which the Lease commences is set forth above. At or prior to the commencement of each succeeding calendar year term (or as soon as practical thereafter), Lessor shall provide Lessee with Lessee’s estimated monthly payment for CAC which Lessee shall pay to Lessor as Rent. Within approximately 120 days of the end of the calendar year and the end of the Lease Term, Lessor shall provide Lessee a statement of actual CAC incurred including capital reserves for the preceding year or other applicable period in the case of a termination year. If such statement shows that Lessee has paid less than its actual percentage, then Lessee shall on demand pay to Lessor the amount of such deficiency. If such statement shows that Lessee has paid more than its actual percentage, then Lessor shall, at its option, promptly refund such excess to Lessee or credit the amount thereof to the Rent next becoming due from Lessee. Lessor reserves the right to revise any estimate of CAC if the actual or projected CAC show an increase or decrease in excess of 10% from an earlier estimate for the same period. In such event, Lessor shall provide a revised estimate to Lessee, together with an explanation of the reasons therefor, and Lessee shall revise its monthly payments accordingly. Lessor’s and Lessee’s obligation with respect to adjustments at the end of the Lease Term or earlier expiration of this Lease shall survive the Lease Term or earlier expiration.

As used in this Lease, CAC shall include but is not limited to: (i) items as specified in Sections 5(b), 6, 16 and 31; (ii) all costs and expenses including but not limited to supplies, materials, equipment and tools used or required in connection with the operation and maintenance of the Premises, Building and Common Area; (iii) licenses, permits and inspection fees; (iv) all other costs incurred by Lessor in maintaining and operating the Premises, Building and Common Area; (v) Capital Reserves replacements and government regulations imposed on the Premises,

Building and Common Area not related to Lessee’s use and occupancy of the Premises; and (vi) an amount equal to $.02 per square foot, as compensation for Lessor’s accounting and management services. Lessee shall have the right to review the basis and computation analysis used to derive the CAC applicable to this Lease annually.

1.9 Late Charges: Lessee hereby acknowledges that a late payment made by Lessee to Lessor of Rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges, which may be imposed on Lessor according to the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of base monthly rent or monthly estimate of CAC is not received by Lessor or Lessor’s designee within five (5) days after such amount is due or if any other Rent or other sum payable to Lessor is not received by Lessor or Lessor’s designee within ten (10) days after Lessor delivers a written notice to Lessee, Lessee shall pay to Lessor a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payments made by Lessee. Acceptance of such late charges by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount, nor shall it prevent Lessor from exercising any of the other rights and remedies granted hereunder. Lessor will allow Lessee to have one late payment in any 24 months without late charge provided such payment is made within three (3) business days after notification from Lessor by fax or email.

1.10 Quiet Enjoyment: Lessor covenants and agrees with Lessee that upon Lessee paying Rent and performing its covenants and conditions under this Lease, Lessee shall and may peaceably and quietly have, hold and enjoy the Premises for the Lease Term, subject, however, to the rights reserved by Lessor hereunder.

1.11 Possession: Possession shall be deemed tendered and the term shall commence on July 15, 2005 (the “Commencement Date”) subject to completion of Lessee improvements on Exhibit B to be completed by Lessor. Provided Lessee abides by all other terms of Lease except Rent, Lessee shall be allowed possession of the Premises for installation of personal property and trade fixtures at no cost except payment of Utilities upon completion of Lessor’s improvements.

1.12 Common Area: Subject to the terms and conditions of this Lease and such rules and regulations as Lessor may from time to time prescribe, Lessee and Lessee’s Agents shall , in common with other occupants of the Project have the non-exclusive right to use the access roads, parking areas, and facilities provided and designated by Lessor for general use and convenience of the occupants of the Project are referred to as “Common Area” The right to use the Common Area shall terminate upon Lease Termination. Lessor further reserves the right from time to time to make changes in the shape, size, location, amount and extent of Common Area and to make rules and regulations relating to the use of Common Area which may be amend without advance notice by providing Lessee with a copy of such amendments. Lessee shall abide by such rules and regulations and cooperate in their observance. Lessee shall not at any time park or permit parking of any vehicle in a way that will interfere with the use of the Common Area. Lessor shall operate, maintain, and manage the Common Area including, but not limited to, landscaping, repair of paving, and sidewalks at sole discretion of Lessor and each Lessee shall pay to Lessor their share as additional rent. The areas initially designated by Lessor as Common Area shall include all areas of the Project except the Building.

2. Lessee Improvements

2.1 Acceptance Of Premises And Covenants To Surrender: Lessee accepts the Premises in an “AS IS” condition, subject to all equipment and systems being in good condition and repair. Lessee agrees on the last day of the Lease Term, or on the sooner termination of this Lease, to surrender the Premises to Lessor in Good Condition and Repair. “Good Condition and Repair” shall generally mean that the Premises are in the condition that one would expect the Premises to be in, if throughout the Lease Term Lessee (i) uses and maintains the Premises in a commercially reasonable manner and in an accordance with the requirements of this Lease and (ii) makes all Required Replacements. “Required Replacements” are the replacements to worn-out equipment, fixtures, and improvements that a commercially reasonable owner-user would make. All of the following shall be in Good Condition and Repair: (i) the interior walls and floors of all offices and other interior areas, (ii) all suspended ceilings and any carpeting shall be clean and in good condition, (iii) all glazing, windows, doors and door closures, plate glass, and (iv) all electrical systems including light fixtures and ballasts, plumbing, and temperature control systems. Lessee, on or before the end of the Lease Term or sooner termination of this Lease, shall remove all its personal property and trade fixtures from the Premises. Such property not so removed shall be deemed to be abandoned by Lessee. Lessee shall reimburse Lessor for all disposition costs incurred by Lessor relative to Lessee’s abandoned property. If the Premises are not surrendered at the end of the Lease Term or earlier termination of this Lease, Lessee shall indemnify Lessor against loss or liability resulting from any delay caused by Lessee in surrendering the Premises including, without limitation, any claims made by any succeeding Lessee founded on such delay.

3. Uses Prohibited: Lessee shall not commit, or suffer to be committed, any waste upon the Premises, or any nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the buildings in which the subject Premises are located or allow any sale by auction upon the Premises, or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, or place any loads upon the floor, walls, or ceiling which may endanger the structure, or use any machinery or apparatus which will in any manner vibrate or shake the Premises or the building of which it is a part, or place any harmful liquids in the drainage system of the building. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises outside of the building proper. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain on any portion of the Premises outside of the building structure, unless approved by the local, state federal or other applicable governing authority. Lessor consents to Lessee’s use of materials which are incidental to the normal, day-to-day operations of any office user, such as copier fluids, cleaning materials, etc., but this does not relieve Lessee of any of its obligations not to contaminate the Premises and related real property or violate any Hazardous Materials Laws.

4. Alterations And Additions: Lessee shall not make, or suffer to be made, any alteration or addition to said Premises, or any part thereof, without the express, advance written consent of Lessor; any addition or alteration to said Premises, except movable furniture and trade fixtures, shall become at once a part of the realty and belong to Lessor at the end of the Lease Term or earlier termination of this Lease. Alterations and additions which are not deemed as trade fixtures shall include HVAC systems, lighting systems, electrical systems, partitioning, carpeting, or any other installation which has become an integral part of the Premises. Lessee agrees that it will not proceed to make such alterations or additions until all required government permits have been obtained and after having obtained consent from Lessor to do so, until five (5) days from the receipt of such consent, so that Lessor may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Lessee’s improvements. Lessee shall at all times permit such notices to be posted and to remain posted until the completion of work. At the end of the Lease Term or earlier termination of this Lease, Lessee shall remove and shall be required to remove its special tenant improvements, all related equipment, and any additions or alterations installed by Lessee at or during the Lease Term and Lessee shall return the Premises to the condition that existed before the installation of the tenant improvements. Notwithstanding the above, Lessor agrees to allow any reasonable alterations and improvements and will use its best efforts to notify

Lessee at the time of approval if such improvements or alterations are to be removed at the end of the Lease Term or earlier termination of this Lease.

5. Maintenance Of Premises:

(a) Lessee shall at its sole cost and expense keep, repair, and maintain the interior of the Premises in Good Condition and Repair, including, but not limited to, the interior walls and floors of all offices and other interior areas, doors and door closures, all lighting systems including replacement of lights and ballasts, temperature control systems, service calls on HVAC system when a system problem is not found, and toilet stoppages, including any Required Replacements. Lessee shall provide its own janitorial service for its Premises and interior window washing.

(b) Lessor shall, at as part of Rent, keep, repair, and maintain in Good Condition and Repair including replacements (based on a pro-rata share of (i) costs based on square footage or (ii) costs directly related to Lessee’s use of the Premises), the following:

1. The exterior of the Building and Common Area any appurtenances and every part thereof, including but not limited to, glazing, sidewalks, parking areas, electrical systems, and painting of exterior walls. The parking lot is to receive a finish coat every five years.

2. The HVAC by a service contract with a licensed air conditioning and heating contractor which contract shall provide for a minimum of quarterly maintenance of all air conditioning and heating equipment at the Premises including HVAC repairs or replacements which are either excluded from such service contract or any existing equipment warranties.

3. The landscaping by a landscape contractor to water, maintain, trim and replace, when necessary, any shrubbery, irrigation parts, and landscaping at the Premises.

4. The roof membrane by a service contract with a licensed reputable roofing contractor which contract shall provide for a minimum of semi-annual maintenance, cleaning of storm gutters, drains, removing of debris, and trimming overhanging trees, repair of the roof and application of a finish coat every five years to the building at the Premises.

5. Exterior pest control.

6. Fire monitoring services.

7. Parking lot sweeping.

8. Annual exterior window washing.

(c) Lessee hereby waives any and all rights to make repairs at the expense of Lessor as provided in Section 1942 of the Civil Code of the State of California, and all rights provided for by Section 1941 of said Civil Code.

(d) Lessor shall be responsible for the repair of any structural defects in the Building including the roof structure (not membrane), exterior walls and foundation during the Lease Term.

6. Insurance:

A) Hazard Insurance: Lessee shall not use, or permit said Premises, or any part thereof, to be used, for any purpose other than that for which the Premises are hereby leased; and no use shall be made or permitted to be made of the Premises, nor acts done, which may cause a cancellation of any insurance policy covering the Premises, or any part thereof, nor shall Lessee sell or permit to be kept, used or sold, in or about said Premises, any article which may be prohibited by a fire and extended coverage insurance policy. Lessee shall comply with any and all requirements, pertaining to said Premises, of any insurance organization or company, necessary for the maintenance of reasonable fire and extended coverage insurance, covering the Premises Lessor shall, at Lessor’s sole cost and expense, purchase and keep in force fire and extended coverage insurance, covering loss or damage to the Premises in an amount equal to the full replacement cost of the Premises, as determined by Lessor, with proceeds payable to Lessor. In the event of a loss per the insurance provisions of this paragraph, Lessee shall pay it pro-rata share or equitable share of the $10,000.00 deductible per occurrence. Lessee acknowledges that the insurance referenced in this paragraph does not include coverage for Lessee’s personal property.

B) Loss of Rents Insurance: Lessor shall, at Lessor’s sole cost and expense, purchase and maintain in full force and effect, a policy of rental loss insurance, in an amount equal to the amount of Rent payable by Lessee commencing within sixty (60) days of the date of the loss or on the date of loss if reasonably available for the next ensuing one (1) year, as reasonably determined by Lessor with proceeds payable to Lessor (“Loss of Rents Insurance”).

C) Liability and Property Damage Insurance: Lessee, as a material part of the consideration to be rendered to Lessor, hereby waives all claims against Lessor and Lessor’s Agents for damages to goods, wares and merchandise, and all other personal property in, upon, or about the Premises, and for injuries to persons in, upon, or about the Premises, from any cause arising at any time, and Lessee will hold Lessor and Lessor’s Agents exempt and harmless from any damage or injury to any person, or to the goods, wares, and merchandise and all other personal property of any person, arising from the use or occupancy of the Premises by Lessee, or from the failure of Lessee to keep the Premises in Good Condition and Repair, as herein provided. Lessee shall, at Lessee’s sole cost and expense, purchase and keep in force a standard policy of commercial general liability insurance and property damage policy covering the Premises and Common Area insuring the Lessee having a combined single limit for both bodily injury, death and property damage in an amount not less than two million dollars ($2,000,000.00) and Lessee’s insurance shall be primary. The limits of said insurance shall not, however, limit the liability of Lessee hereunder. Lessee shall, at its sole cost and expense, comply with all of the insurance requirements of all local, municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to Lessee’s use and occupancy of the said Premises.

D) Personal Property Insurance: Lessee shall obtain, at Lessee’s sole cost and expense, a policy of fire and extended coverage insurance including coverage for direct physical loss special form, and a sprinkler leakage endorsement insuring the personal property of Lessee. The proceeds from any personal property damage policy shall be payable to Lessee.

All insurance policies required in 6 C) and 6 D) above shall: (i) provide for a certificate of insurance evidencing the insurance required herein, being deposited with Lessor ten (10) days prior to the Commencement Date, and upon each renewal, such certificates shall be provided 30 days prior to the expiration date of such coverage, (ii) be in a form reasonably satisfactory to Lessor and shall provide the coverage required by Lessee in this Lease, (iii) be carried with companies with a Best Rating of A minimum, (iv) specifically provide that such policies shall not be subject to cancellation, reduction of coverage or other change except after 30 days prior written notice to Lessor, (v) name Lessor, Lessor’s lender, and any other party with an insurable interest in the Premises or Project as additional insureds by endorsement to policy, and (vi) shall be primary.

Lessor and Lessee hereby waive any rights each may have against the other related to any loss or damage caused to Lessor or Lessee as the case may be, or to the Premises or its contents, and which may arise from any risk covered by fire and extended coverage insurance and those risks required to be covered under Lessee’s personal property insurance. The parties shall provide that their respective insurance policies insuring the property or the personal property include a waiver of any right of subrogation which said insurance company may have against Lessor or Lessee, as the case may be.

7. Abandonment: Lessee shall not vacate or abandon the Premises at any time during the Lease Term; and if Lessee shall abandon, vacate or surrender said Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee and left on the Premises shall be deemed to be abandoned, at the option of Lessor. Notwithstanding the above, the Premises shall not be considered vacated or abandoned if Lessee maintains the Premises in Good Condition and Repair, provides security as reasonably required and is not in default.

8. Free From Liens: Lessee shall keep the subject Premises and the property in which the subject Premises are situated, free from any and all liens including but not limited to liens arising out of any work performed, materials furnished, or obligations incurred by Lessee. However, the Lessor shall allow Lessee to contest a lien claim, so long as the claim is discharged prior to any foreclosure proceeding being initiated against the property and provided Lessee provides Lessor a bond if the lien exceeds $5,000.

9. Compliance With Governmental Regulations: Lessee shall, at its sole cost and expense, comply with all of the requirements of all local, municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the Premises, and shall faithfully observe in the use and occupancy of the Premises all local and municipal ordinances and state and federal statutes now in force or which may hereafter be in force. Lessee shall not have any obligation to correct any violation of local and municipal ordinances or state and federal statutes that exist as of the Commencement Date, except to the extent required as a result of Lessee’s specific use of the Premises or as a result of any other alterations to the Premises made by Lessee.

10. Intentionally Omitted.

11. Advertisements And Signs: Lessee shall not place or permit to be placed, in, upon or about the Premises any unusual or extraordinary signs, or any signs not approved by the city, local, state, federal or other applicable governing authority. Lessee shall not place, or permit to be placed upon the Premises, any signs, advertisements or notices without the written consent of the Lessor, and such consent shall not be unreasonably withheld. A sign so placed on the Premises shall be so placed upon the understanding and agreement that Lessee will remove same at the end of the Lease Term or earlier termination of this Lease and repair any damage or injury to the Premises caused thereby, and if not so removed by Lessee, then Lessor may have the same removed at Lessee’s expense. Lessee shall have the right at its cost to place a sign on the building and a prorate share of the monument sign at its expense.

12. Utilities: Lessee shall pay for all water, gas, heat, light, power, telephone and other utilities supplied to the Premises. Any charges for sewer usage, PG&E and telephone site service or related fees shall be the obligation of Lessee and paid for by Lessee. If any such services are not separately metered to Lessee, Lessee shall pay a reasonable proportion of all charges which are jointly metered, the determination to be made by Lessor acting reasonably and on any equitable basis. Lessor and Lessee agree that Lessor shall not be liable to Lessee for any disruption in any of the utility services to the Premises.

13. Attorney’s Fees: In case suit should be brought for the possession of the Premises, for the recovery of any sum due hereunder, because of the breach of any other covenant herein, or to enforce, protect, or establish any term, conditions, or covenant of this Lease or the right of either party hereunder, the losing party shall pay to the Prevailing Party reasonable attorney’s fees which shall be deemed to have accrued on the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment. The term “Prevailing Party” shall mean the party that received substantially the relief requested, whether by settlement, dismissal, summary judgment, judgment, or otherwise.

14. Default

14.1 Lessee Default: The occurrence of any of the following shall constitute a default and breach of this Lease by Lessee: a) Any failure by Lessee to pay Rent or to make any other payment due under this Lease; b) The abandonment or vacation of the Premises by Lessee except as provided in Section 7; c) A failure by Lessee to observe and perform any other provision of this Lease to be observed or performed by Lessee, where such failure continues for thirty days after written notice thereof by Lessor to Lessee; provided, however, that if the nature of such default is such that the same cannot be reasonably cured within such thirty (30) day period, Lessee shall not be deemed to be in default if Lessee shall, within such period, commence such cure and thereafter diligently prosecute the same to completion; d) The making by Lessee of any general assignment for the benefit of creditors; the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy e) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets or Lessee’s interest in this Lease, or the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease.

14.2 Surrender Of Lease: In the event of any such default by Lessee, then in addition to any other remedies available to Lessor at law or in equity, Lessor shall have the immediate option to terminate this Lease before the end of the Lease Term and all rights of Lessee hereunder, by giving written notice of such intention to terminate. In the event that Lessor terminates this Lease due to a default of Lessee, then Lessor may recover from Lessee: a) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus b) the worth at the time of award of unpaid Rent which would have been earned after termination until the time of award exceeding the amount of such rental loss that the Lessee proves could have been reasonably avoided; plus c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; plus d) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform his obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and e) at Lessor’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law. As used in (a) and (b) above, the “worth at the time of award” is computed by allowing interest at the rate of Wells Fargo’s prime rate plus two percent (2%) per annum. As used in (c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

14.3 Right of Entry and Removal: In the event of any such default by Lessee, Lessor shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Lessee.

14.4 Abandonment: In the event of the vacation or abandonment, except as provided in Section 7, of the Premises by Lessee or in the event that Lessor shall elect to re-enter as provided in paragraph 14.3 above or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, and Lessor does not elect to terminate this Lease as provided in Section 14.2 above, then Lessor may from time to time, without terminating this Lease, either recover all Rent as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental rates and upon such other terms and conditions as Lessor, in its sole discretion, may deem advisable with the right to make alterations and repairs to the Premises. In the event that Lessor elects to relet the Premises, then Rent received by Lessor from such reletting shall be applied; first, to the payment of any indebtedness other than Rent due hereunder from Lessee to Lessor; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Lessor and applied to the payment of future Rent as the same may become due and payable hereunder. Should that portion of such Rent received from such reletting during any month, which is applied by the payment of Rent hereunder according to the application procedure outlined above, be less than the Rent payable during that month by Lessee hereunder, then Lessee shall pay such deficiency to Lessor immediately upon demand therefor by Lessor. Such deficiency shall be calculated and paid monthly. Lessee shall also pay to Lessor, as soon as ascertained, any costs and expenses incurred by Lessor in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

14.5 No Implied Termination: No re-entry or taking possession of the Premises by Lessor pursuant to Section 14.3 or Section 14.4 of this Lease shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Lessee or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Lessor because of any default by Lessee, Lessor may at any time after such reletting elect to terminate this Lease for any such default.

15. Surrender Of Lease: The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subleases or sub tenancies, or may, at the option of Lessor, operate as an assignment to him of any or all such subleases or sub tenancies.

16. Taxes: Lessor shall pay and discharge punctually and when the same shall become due and payable without penalty, all real estate taxes, taxes based on vehicles utilizing parking areas in the Project, taxes computed or based on rental income (other than federal, state and municipal net income taxes), environmental surcharges, privilege taxes, excise taxes, business and occupation taxes, school fees or surcharges, gross receipts taxes, sales and/or use taxes, employee taxes, occupational license taxes, water and sewer taxes, assessments (including, but not limited to, assessments for public improvements or benefit), assessments for local improvement and maintenance districts, and all other governmental impositions and charges of every kind and nature whatsoever, regardless of whether now customary or within the contemplation of the parties hereto and regardless of whether resulting from increased rate and/or valuation, or whether extraordinary or ordinary, general or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing (all of the foregoing being hereinafter collectively called “Tax” or “Taxes”) which, at any time during the Lease Term, shall be applicable or against the Project, or shall become due and payable and a lien or charge upon the Project under or by virtue of any present or future laws, statutes, ordinances, regulations, or other requirements of any governmental authority whatsoever. The term “Environmental Surcharge” shall include any and all expenses, taxes, charges or penalties imposed by the Federal Department of Energy, Federal Environmental Protection Agency, the Federal Clean Air Act, or any regulations promulgated thereunder, or any other local, state or federal governmental agency or entity now or hereafter vested with the power to impose taxes, assessments or other types of surcharges as a means of controlling or abating environmental pollution or the use of energy in regard to the use, operation or occupancy of the Project. The term “Tax” shall include, without limitation, all taxes, assessments, levies, fees, impositions or charges levied, imposed, assessed, measured, or based in any manner whatsoever (i) in whole or in part on the Rent payable by Lessee under this Lease, (ii) upon or with respect to the use, possession, occupancy, leasing, operation or management of the Project, (iii) upon this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Project, (iv) upon Lessee’s business operations conducted at the Project, (v)

upon, measured by or reasonably attributable to the cost or value of Lessee’s equipment, furniture, fixtures and other personal property located on the Project or the cost or value of any leasehold improvements made in or to the Project by or for Lessee, regardless of whether title to such improvements shall be in Lessor or Lessee, or (vi) in lieu of or equivalent to any Tax set forth in this Section 16. In the event any such Taxes are payable by Lessor and it shall not be lawful for Lessee to reimburse Lessor for such Taxes, then the Rent payable thereunder shall be increased to net Lessor the same net rent after imposition of any such Tax upon Lessor as would have been payable to Lessor prior to the imposition of any such Tax. It is the intention of the parties that Lessor shall be free from all such Taxes and all other governmental impositions and charges of every kind and nature whatsoever. However, nothing contained in this Section 16 shall require Lessee to pay any Federal or State income, franchise, estate, inheritance, succession, transfer or excess profits tax imposed upon Lessor. If any general or special assessment is levied and assessed against the Project, Lessor agrees to use its best reasonable efforts to cause the assessment to become a lien on the Project securing repayment of a bond sold to finance the improvements to which the assessment relates which is payable in installments of principal and interest over the maximum term allowed by law. It is understood and agreed that Lessee’s obligation under this paragraph will be prorated to reflect the Commencement Date and the end of the Lease Term. Lessee as part of the CAC shall pay his pro-rata or equitable share of Taxes.

Subject to any limitations or restrictions imposed by any deeds of trust or mortgages now or hereafter covering or affecting the Project, Lessee shall have the right to contest or review the amount or validity of any Tax by appropriate legal proceedings but which is not to be deemed or construed in any way as relieving, modifying or extending Lessee’s covenant to pay such Tax at the time and in the manner as provided in this Section 16. However, as a condition of Lessee’s right to contest, if such contested Tax is not paid before such contest and if the legal proceedings shall not operate to prevent or stay the collection of the Tax so contested, Lessee shall, before instituting any such proceeding, protect the Project and the interest of Lessor and of the beneficiary of a deed of trust or the mortgagee of a mortgage affecting the Project against any lien upon the Project by a surety bond, issued by an insurance company acceptable to Lessor and in an amount equal to one and one-half (1 1/2) times the amount contested or, at Lessor’s option, the amount of the contested Tax and the interest and penalties in connection therewith. Any contest as to the validity or amount of any Tax, whether before or after payment, shall be made by Lessee in Lessee’s own name, or if required by law, in the name of Lessor or both Lessor and Lessee. Lessee shall defend, indemnify and hold harmless Lessor from and against any and all costs or expenses, including attorneys’ fees, in connection with any such proceedings brought by Lessee, whether in its own name or not. Lessee shall be entitled to retain any refund of any such contested Tax and penalties or interest thereon which have been paid by Lessee. Nothing contained herein shall be construed as affecting or limiting Lessor’s right to contest any Tax at Lessor’s expense.

17. Notices: Unless otherwise provided for in this Lease, any and all written notices or other communication (the “Communication”) to be given in connection with this Lease shall be given in writing and shall be given by personal delivery, facsimile transmission or by mailing by registered or certified mail with postage thereon or recognized overnight courier, fully prepaid, in a sealed envelope addressed to the intended recipient as follows:

(a)	To the Lessor at:	10050 Bandley Drive
Cupertino, California 95014
Attention: Carl E. Berg
Raymond V. Marino
Fax No: (408) 725-1626

(b)	To the Lessee at:	Occam Networks
1657 McCandless Drive
Milpitas ,CA 95035
Attention: Pres. And CFO
Fax No: (408)

or such other addresses, facsimile number or individual as may be designated by a Communication given by a party to the other parties as aforesaid. Any Communication given by personal delivery shall be conclusively deemed to have been given and received on a date it is so delivered at such address provided that such date is a business day, otherwise on the first business day following its receipt, and if given by registered or certified mail, on the day on which delivery is made or refused or if given by recognized overnight courier, on the first business day following deposit with such overnight courier and if given by facsimile transmission, on the day on which it was transmitted provided such day is a business day, failing which, on the next business day thereafter.

18. Entry By Lessor: Lessee shall permit Lessor and its agents to enter into and upon said Premises at all reasonable times with at least 24 hours prior notice of entry, excepting for emergencies, and Lessor agrees to use the minimum amount of interference and inconvenience to Lessee and Lessee’s business, subject also to any security regulations of Lessee, for the purpose of inspecting the same or for the purpose of maintaining the building in which said Premises are situated, or for the purpose of making repairs, alterations or additions to any other portion of said building, including the erection and maintenance of such scaffolding, canopies, fences and props as may be required, without any rebate of Rent and without any liability to Lessee for any loss of occupation or quiet enjoyment of the Premises; and shall permit Lessor and his agents, at any time within ninety (90) days prior to the end of the Lease Term, to place upon said Premises any usual or ordinary “For Sale” or “For Lease” signs and exhibit the Premises to prospective tenants at reasonable hours.

19. Destruction Of Premises: In the event of a partial destruction of the said Premises during the Lease Term from any cause which is covered by Lessor’s property insurance, Lessor shall forthwith repair the same, provided such repairs can be made within one hundred eighty (180) days after receipt of building permit under the laws and regulations of State, Federal, County, or Municipal authorities, but such partial destruction shall in no way annul or void this Lease, except that Lessee shall be entitled to a proportionate reduction of Rent while such repairs are being made. . In the event Lessor has not made the repairs within the 180 days then in that event, Lessee shall have the option to continue with the lease or terminate the lease for default. In the event that the Building in which the subject Premises may be situated is destroyed to an extent greater than thirty-three and one-third percent (33 1/3%) of the replacement cost thereof, Lessor may, at its sole option, elect to terminate this Lease, whether the Building is insured or not. In the event Lessor does not elect to terminate the lease, Lessor shall have 180 days to effect the repairs and Lessee shall be releaved of its obligations to pay rent for that portion of the premises that has been partially destroyed. Lessor shall have thirty (30) days to make such and election. A total destruction of the building in which the subject Premises are situated shall terminate this Lease. Notwithstanding the above, Lessor is only obligated to repair or rebuild to the extent of available insurance proceeds plus any applicable deductible amounts paid by Lessee. Should Lessor determine that insufficient or no insurance proceeds are available for repair or reconstruction of Premises, Lessor, at its sole option, may terminate the Lease; provided, however Lessee shall have the option of continuing this Lease notwithstanding such termination by Lessor by agreeing to pay all repair costs to the subject Premises. Such decision by Lessor must be made not more than thirty (30) days from the date of the destruction or partial destruction.

20. Assignment And Subletting: Lessee shall not assign this Lease, or any interest therein, and shall not sublet the said Premises or any part thereof, or any right or privilege appurtenant thereto, or cause any other person or entity, to occupy or use the Premises, or any portion thereof, without the advance written consent of Lessor such consent not to be unreasonably withheld. Notwithstanding the above, Lessee may, without the consent of Lessor, assign this Lease or sublet all or any part of the Premises to a bona fide subsidiary or affiliate of Lessee, an entity in which or with which Lessee merges or an entity which acquires all or substantially all of the assets or stock of Lessee (“Excepted Party”). Any such assignment or subletting requiring Lessor’s consent made without Lessor’s consent shall be void, and shall, at the option of the Lessor, terminate this Lease. This Lease shall not, nor shall any interest therein, be assignable, as to the interest of Lessee, by operation of law, without the written consent of Lessor. Notwithstanding Lessor’s obligation to provide reasonable approval, Lessor reserves the right to withhold its consent for any proposed sublessee or assignee of Lessee if the proposed sublessee or assignee is a user or generator of Hazardous Materials. If Lessee desires to assign its rights under this Lease or to sublet all or any part of the Premises to a party other than an Excepted Party, Lessee shall first notify Lessor of the proposed terms and conditions of such assignment or subletting. Lessor, at its sole option, shall have the right (i) to enter into a direct Lessor-lessee relationship with such party under such proposed terms and conditions, in which event Lessee shall be relieved of its obligations hereunder to the extent of the Lessor-lessee relationship entered into between Lessor and such third party, or (ii) to terminate the Lease and relieve Lessee of all Lease obligations occurring after the termination of the Lease. Notwithstanding the foregoing, Lessee may assign this Lease to an Excepted Party, provided there is no substantial reduction in the net worth of the resulting guarantor. Whether or not Lessor’s consent to a sublease or assignment is required, in the event of any sublease or assignment, Lessee shall be and shall remain primarily liable for the performance of all conditions, covenants, and obligations of Lessee hereunder and, in the event of a default by an assignee or sublessee, Lessor may proceed directly against the original Lessee hereunder and/or any other predecessor of such assignee or sublessee without the necessity of exhausting remedies against said assignee or sublessee. If Lessee merges or sells substantially all of its assets and the net worth of the resulting entity is substantially less than that of Lessee, such sale shall be a default under this Lease unless approved by Lessor.

21. Condemnation: If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, this lease shall terminate effective on the date the Condemnation is effective. If the premises is partially condemned, the parties may mutually agree to a new lease for the non-condemned portion. If a part or all of the Premises be taken, all compensation awarded upon such taking shall be payable to the Lessor. Lessee may file a separate claim and be entitled to any award granted to Lessee.

22. Effects Of Conveyance: The term “Lessor” as used in this Lease, means only the owner for the time being of the land and building constituting the Premises or Project, so that, in the event of any sale of said land or building, or in the event of a Lease of said building, Lessor shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor thereafter to be performed; provided the purchaser of any such sale, or the New Lessor of the building has assumed and agreed to carry out any and all covenants and obligations of the Lessor hereunder. If any security is given by Lessee to secure the faithful performance of all or any of the covenants of this Lease on the part of Lessee, Lessor shall transfer and deliver the security, as such, to the purchaser at any such sale of the building, and thereupon the Lessor shall be discharged from any further liability.

23. Subordination: This Lease, in the event Lessor notifies Lessee in writing, shall be subordinate to any ground lease, deed of trust, or other hypothecation for security now or hereafter placed upon the real property at which the Premises are a part and to any and all advances made on the security thereof and to renewals, modifications, replacements and extensions thereof. Lessee agrees to promptly execute any documents which may be required to effectuate such subordination. Notwithstanding such subordination, if Lessee is not in default and so long as Lessee shall pay the Rent and observe and perform all of the provisions and covenants required under this Lease, Lessee’s right to quiet possession of the Premises shall not be disturbed or effected by any subordination.

24. Waiver: The waiver by Lessor or Lessee of any breach of any term, covenant or condition, herein contained shall not be construed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition therein contained. The subsequent acceptance of Rent hereunder by Lessor shall not be deemed to be a waiver of Lessee’s breach of any term, covenant, or condition of the Lease.

25. Holding Over: Any holding over after the end of the Lease Term requires Lessor’s written approval prior to the end of the Lease Term, which, notwithstanding any other provisions of this Lease, Lessor may withhold. Such holding over shall be construed to be a tenancy at sufferance. Lessee shall pay to Lessor base rent equal to one and one-half (1.5) times the monthly base rent installment due in the last month of the Lease Term and all other additional rent and all other terms and conditions of the Lease shall apply, so far as applicable. Holding over by Lessee without written approval of Lessor shall subject Lessee to the liabilities and obligations provided for in this Lease and by law, including, but not limited to those in Section 2.1 of this Lease. Lessee shall indemnify and hold Lessor harmless against any loss or liability resulting from any delay caused by Lessee in surrendering the Premises, including without limitation, any claims made or penalties incurred by any succeeding lessee or by Lessor. No holding over shall be deemed or construed to exercise any option to extend or renew this Lease in lieu of full and timely exercise of any such option as required hereunder.

26. Lessor’s Liability: If Lessee should recover a money judgment against Lessor arising in connection with this Lease, the judgment shall be satisfied only out of the Lessor’s interest in the Premises and neither Lessor or any of its partners shall be liable personally for any deficiency.

27. Estoppel Certificates: Lessee shall at any time during the Lease Term, upon not less than ten (10) days prior written notice from Lessor, execute and deliver to Lessor a statement in writing certifying that, this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification) and the dates to which the Rent and other charges have been paid in advance, if any, and acknowledging that there are not, to Lessee’s knowledge, any uncured defaults on the part of Lessor hereunder or specifying such defaults if they are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises. Lessee’s failure to deliver such a statement within such time shall be conclusive upon the Lessee that (a) this Lease is in full force and effect, without modification except as may be represented by Lessor; (b) there are no uncured defaults in Lessor’s performance.

28. Time: Time is of the essence of the Lease.

29. Captions: The headings on titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part thereof. This instrument contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner than by an agreement in writing signed by all of the parties hereto or their respective successors in interest.

30. Party Names: Landlord and Tenant may be used in various places in this Lease as a substitute for Lessor and Lessee respectively.

31. Earthquake Insurance: As a condition of Lessor agreeing to waive the requirement for earthquake insurance, Lessee agrees that it will pay, as additional Rent, which shall be included in the monthly CAC, an amount not to exceed Three Thousand Three Hundred and Thirty-Seven Dollars ($3,337.00) per year for earthquake insurance if Lessor desires to obtain some form of earthquake insurance in the future, if and when available, on terms acceptable to Lessor as determined in the sole and absolute discretion of Lessor.

32. Habitual Default: Notwithstanding anything to the contrary contained in Section 14 herein, Lessor and Lessee agree that if Lessee shall have defaulted (beyond applicable notice and cure periods) in the payment of Rent for two or more times during any twelve month period during the Lease Term, then such conduct shall, at the option of the Lessor, represent a separate event of default which cannot be cured by Lessee. Lessee acknowledges that the purpose of this provision is to prevent repetitive defaults by the Lessee under the Lease, which constitute a hardship to the Lessor and deprive the Lessor of the timely performance by the Lessee hereunder.

33. Hazardous Materials

33.1 Definitions: As used in this Lease, the following terms shall have the following meaning:

a. The term “Hazardous Materials” shall mean (i) polychlorinated biphenyls; (ii) radioactive materials and (iii) any chemical, material or substance now or hereafter defined as or included in the definitions of “hazardous substance” “hazardous water”, “hazardous material”, “extremely hazardous waste”, “restricted hazardous waste” under Section 25115, 25117 or 15122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (iv) defined as “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substances Account Act), (v) defined as “hazardous material”, “hazardous substance”, or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release, Response, Plans and Inventory), (vi) defined as a “hazardous substance” under Section 25181 of the California Health and Safety Code, Division 20l, Chapter 6.7 (Underground Storage of Hazardous Substances), (vii) petroleum, (viii) asbestos, (ix) listed under Article 9 or defined as “hazardous” or “extremely hazardous” pursuant to Article II of Title 22 of the California Administrative Code, Division 4, Chapter 20, (x) defined as “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq. or listed pursuant to Section 1004 of the Federal Water Pollution Control Act (33 U.S.C. 1317), (xi) defined as a “hazardous waste”, pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., (xii) defined as “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Responsibility Compensations, and Liability Act, 42 U.S.C. 9601 et seq., or (xiii) regulated under the Toxic Substances Control Act, 156 U.S.C. 2601 et seq.

b. The term “Hazardous Materials Laws” shall mean any local, state and federal laws, rules, regulations, or ordinances relating to the use, generation, transportation, analysis, manufacture, installation, release, discharge, storage or disposal of Hazardous Material.

c. The term “Lessor’s Agents” shall mean Lessor’s agents, representatives, employees, contractors, subcontractors, directors, officers and partners.

d. The term “Lessee’s Agents” shall mean Lessee’s agents, representatives, employees, contractors, subcontractors, directors, officers, partners, invitees, guests, servants, successors, customers, former employees, affiliated companies or any other person or entity related in any way to the Lessee or Lessee’s Agents.

33.2 Lessee’s Right to Investigate: Lessee shall be entitled to cause such inspection, soils and ground water tests, and other evaluations to be made of the Premises as Lessee deems necessary regarding (i) the presence and use of Hazardous Materials in or about the Premises, and (ii) the potential for exposure to Lessee’s employees and other persons to any Hazardous Materials used and stored by previous occupants in or about the Premises. Lessee shall provide Lessor with copies of all inspections, tests and evaluations. Lessee shall indemnify, defend and hold Lessor harmless from any cost, claim or expense arising from such entry by Lessee or from the performance of any such investigation by such Lessee.

33.3 Lessor’s Representations: Lessor hereby represents and warrants to the best of Lessor’s knowledge that the Premises are, as of the date of this Lease, in compliance with all Hazardous Material Laws.

33.4 Lessee’s Obligation to Indemnify: Lessee, at its sole cost and expense, shall indemnify, defend, protect and hold Lessor and Lessor’s Agents harmless from and against any and all cost or expenses, including those described under subparagraphs i, ii and iii herein below set forth, arising from or caused in whole or in part, directly or indirectly by:

a. Lessee’s or Lessee’s Agents’ use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Material to, in, on, under, about or from the Project; or

b. Lessee’s or Lessee’s Agents failure to comply with Hazardous Material laws; or

c. Any release of Hazardous Material to, in, on, under, about, from or onto the Project caused by or occurring as a result of acts or omissions of Lessee or Lessee’s Agents, except ground water contamination from other parcels where the source is from off the Project not arising from or caused by Lessee or Lessee’s Agents.

The cost and expenses indemnified against include, but are not limited to the following:

i. Any and all claims, actions, suits, proceedings, losses, damages, liabilities, deficiencies, forfeitures, penalties, fines, punitive damages, cost or expenses;

ii. Any claim, action, suit or proceeding for personal injury (including sickness, disease, or death), tangible or intangible property damage, compensation for lost wages, business income, profits or other economic loss, damage to the natural resources of the environment, nuisance, pollution, contamination, leaks, spills, release or other adverse effects on the environment;

iii. The cost of any repair, clean-up, treatment or detoxification of the Project necessary to bring the Project into compliance with all Hazardous Material Laws, including the preparation and implementation of any closure, disposal, remedial action, or other actions with regard to the Project, and expenses (including, without limitation, reasonable attorney’s fees and consultants fees, investigation and laboratory fees, court cost and litigation expenses).

33.5 Lessee’s Obligation to Remediate Contamination: Lessee shall, at its sole cost and expense, promptly take any and all action necessary to remediate contamination of the Project by Hazardous Materials during the Lease Term where such Hazardous Materials were introduced in, on under, about, from, or to the Premises by Lessee or Lessee’s Agents.

33.6 Obligation to Notify: Lessor and Lessee shall each give written notice to the other as soon as reasonably practical of (i) any communication received from any governmental authority concerning Hazardous Material which related to the Project and (ii) any knowledge of any contamination of the Project by Hazardous Materials which constitutes a violation of any Hazardous Material Laws.

33.7 Survival: The obligations of Lessee under this Section 33 shall survive the Lease Term or earlier termination of this Lease.

33.8 Certification and Closure: On or before the end of the Lease Term or earlier termination of this Lease, Lessee shall deliver to Lessor a certification executed by Lessee stating that, to the best of Lessee’s knowledge, there exists no violation of Hazardous Material Laws resulting from Lessee’s obligation in Paragraph 33. If pursuant to local ordinance, state or federal law, Lessee is required, at the expiration of the Lease Term, to submit a closure plan for the Premises and related Common Area to a local, state or federal agency, then Lessee shall comply at its sole cost and expense with the requirements of the closure plan and furnish to Lessor a copy of such plan.

33.9 Prior Hazardous Materials: Lessee shall have no obligation to clean up or to indemnify, defend or hold Lessor harmless with respect to any Hazardous Material or wastes discovered on the Project which were not introduced into, in, on, about, from or under the Project during the Lease Term as a result of acts or omissions of Lessee or Lessee’s Agents.

34. Brokers: Lessor and Lessee represent that they have not utilized or contacted a real estate broker or finder with respect to this Lease other than Wayne Mascia and Lessee agrees to indemnify and hold Lessor harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming through Lessee other than Wayne Mascia. Lessor represents and warrants that it has not utilized or contacted a real estate broker or finder with respect to this Lease and Lessor agrees to indemnify and hold Lessee harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming through Lessor.

35. Option to Extend - INTENTIONALLY OMITTED

36. Approvals: Whenever in this Lease the Lessor’s or Lessee’s consent is required, such consent shall not be unreasonably or arbitrarily withheld or delayed. In the event that the Lessor or Lessee does not respond to a request for any consents which may be required of it in this Lease within ten business days of the request of such consent in writing by the Lessee or Lessor, such consent shall be deemed to have been given by the Lessor or Lessee.

37. Authority: Each party executing this Lease represents and warrants that he or she is duly authorized to execute and deliver the Lease. If executed on behalf of a corporation, that the Lease is executed in accordance with the by-laws of said corporation (or a partnership that the Lease is executed in accordance with the partnership agreement of such partnership), that no other party’s approval or consent to such execution and delivery is required, and that the Lease is binding upon said individual, corporation (or partnership) as the case may be in accordance with its terms.

38. Indemnification of Lessor: Except to the extent caused by the sole negligence or willful misconduct of Lessor or Lessor’s Agents, Lessee shall defend, indemnify and hold Lessor harmless from and against any and all obligations, losses, costs, expenses, claims, demands, attorney’s fees, investigation costs or liabilities on account of, or arising out of; (i) Lessee or Lessee’s Agents the use, condition or occupancy of the Project, (ii) any act or omission to act or any occurrence in, upon, about or at the Project by Lessee or Lessee’s Agents or (iii) of the use, generation, manufacture, installation, release, discharge, storage, or disposal of Hazardous Materials in, on, about or under the Project by Lessee or Lessee’s Agents. It is understood that Lessee is and shall be in control and possession of the Premises and that Lessor shall in no event be responsible or liable for any injury or damage or injury to any person whatsoever, happening on, in, about, or in connection with the Project, or for any injury or damage to the Project or any part thereof as a result of acts or omissions to act by Lessee or Lessee’s Agents. This Lease is entered into on the express condition that Lessor shall not be liable for, or suffer loss by reason of injury to person or property, from whatever cause, which in any way may be connected with the use, condition or occupancy of the Project or personal property located herein by Lessee or Lessee’s Agents. The provisions of this Lease permitting Lessor to enter and inspect the Premises are for the purpose of enabling Lessor to become informed as to whether Lessee is complying with the terms of this Lease and Lessor shall be under no duty to enter, inspect or to perform any of Lessee’s covenants set forth in this Lease. Lessee shall further indemnify, defend and hold harmless Lessor from and against any and all claims arising from any breach or default in the performance of any obligation. The provisions of Section 38 shall survive the Lease Term or earlier termination of this Lease with respect to any; (i) violations of Hazardous Material Laws or (ii) third party claims, damage, injury or death, occurring during the Lease Term.

39. Successors And Assigns: The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto; and all of the parties hereto shall be jointly and severally liable hereunder.

40. Miscellaneous Provisions: All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law and are in addition to all other rights or remedies in law and in equity.

41. Choice of Law: This lease shall be construed and enforced in accordance with the substantive laws of the State of California. The language of all parts of this lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Lessor or Lessee.

42. Entire Agreement: This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided for herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

In Witness Whereof, Lessor and Lessee have executed this Lease, the day and year first above written.

Lessor		Lessee

Mission West Properties, L.P. II		Occam Networks, Inc.
By: Mission West Properties, Inc., its general partner

By:	/s/ Carl E. Berg	By:	/s/ Howard Bailey
Signature of authorized representative		Signature of authorized representative

Carl. E. Berg		Howard Bailey
Printed name		Printed name

CEO.		CFO
Title		Title

7/8/05		7/7/05
Date		Date

Exhibit A and A.1

Site plan and floor plan is to be attached.

Exhibit B

Lessor shall provide the following Lessee improvements, with Items 1 through 6 to be completed prior to the Commencement Date. Items 1 through 7 below shall be provided at Lessor’s sole cost and expense. Items 8 through 10 below to be completed by Lessor at Lessee’s option and expense as set forth below when Tenant moves into remaining square footage at second and third year of Lease term.

Lessor shall have no obligation for any improvement not listed herein.

1.	Add carpet where needed (will not match existing)

2.	Add VCT where needed.

3.	Touch up paint on walls where needed.

4.	Take out bolts in floor.

5.	Tear out walls where shown on Exhibit C.

6.	Install cabinets in new kitchen area above sink and counter.

7.	Demolish existing clean room. Estimate: $None

8.	Add glass door where grade door is located. Estimate: $3,000

9.	Add carpet (or VCT) in balance of expansion space. Estimate: $6,300

10.	Add A/C where needed in back. Estimate: $5,000 if needed.

Costs for items 8 through 10 shall be at cost of Lessee. Lessor shall amortize actual cost of these items, not to exceed cap.over 24 months @44.33 per $1000 and add to monthly rent for next 24 months or at $86.05 per $1000 over 12 months and add to monthly rent for next 12 months. (Example $7,000 cost with two years left in Lease term would be 7 x $44.33 = $310 per month, or $7,000 cost with one year left in Lease term would be 7 x $86.05 = $602 per month)